Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment, Severance and Non-compete Agreement (the “Agreement”) is made effective this 23rd day of October, 2015 (the “Effective Date”), between U.S. Energy Corp, a Wyoming corporation (the “Company”) and David Veltri the (“Executive”).

WHEREAS, the Executive is presently employed by the Company as President and CEO;

WHEREAS, the Company and the Executive desire to enter into this Agreement, the terms of which shall supersede any prior agreements in place between the Executive and the Company, effective as of the Effective Date;

WHEREAS, the Board of Directors of the Company (“the Board”) recognizes that the Executive’s efforts have been among the most important factors to the growth and success of the Company, and the Board wishes to ensure continuing access to the Executive’s services to the benefit of the Company’s employees and shareholders;

WHEREAS, this Agreement will benefit the Company’s shareholders by placing the Executive in a neutral position with respect to any proposed merger, consolidation, sale of substantially all assets, change in control or similar substantial corporate change of the Company, and accordingly enable the Executive to better represent the Company and its shareholders in evaluating and responding to any such transaction;

WHEREAS, this Agreement will serve to secure certain benefits for the Executive to which the Board believes the Executive is entitled, as a result of services rendered and services anticipated to be provided to the Company; and

NOW THEREFORE, in order to effect the foregoing, the Company and the Executive wish to enter into this Agreement on the terms and conditions set forth below, and in consideration of the promises and the respective covenants and agreements of the parties herein contained, it is agreed as follows:

1.          Definitions. As used in this Agreement:

(a)          Beneficial Owner shall mean any Person who directly or through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power (which includes the power to vote or to direct the voting) and/or investment power (which includes the power to dispose or to direct the disposition) of a security issued by the Company.

b)          Cause shall mean:

(i)          the negligent and continued failure by the Executive to substantially perform his duties with the Company (other than any such failure resulting from Disability) after a written demand for substantial performance improvement is delivered to the Executive, identifying the manner in which the Executive has not substantially performed his duties, or describing his participation in misconduct which is materially injurious to the Company, monetarily or otherwise, unless done or omitted to be done, in good faith and with a reasonable belief that the action or omission was in the best interest of the Company; which failure is not remedied upon notice within 10 calendar days.

(ii)           that the Executive shall have committed an intentional act of fraud, embezzlement or theft in connection with his duties with, or in the course of his employment with, the Company, or been convicted of a felony or other crime involving moral turpitude;

(iii)        intentional wrongful damage to or misappropriation of property of the Company;

(iv)        an intentional or grossly negligent refusal or failure to perform Executive’s duties, or to carry out the reasonable directions of the Company’s Board of Directors (other than on account of illness or other physical or mental disability), which refusal or failure is not remedied within the 10 calendar days after receipt by the Executive of written notice from the Company thereof, or insubordination; or

(v)         a material breach of any of the provisions of this Agreement applicable to Executive, which breach is not remedied within the 10 calendar days after receipt by the Executive of written notice from the Company of such breach; and in any case any such act or failure to act shall be determined by the Board of Directors of the Company to have been materially harmful to the Company. For purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be deemed “intentional” unless done, or omitted to be done, by the Executive not in good faith and without a reasonable belief that his action or omission was in the best interests of the Company, as determined by the Board of Directors of the Company in its sole but reasonable discretion.

(c)          Change in Control shall mean a change in the control of the Company of a nature which would be required to be reported in response to Item 6(e) of Schedule 14a to Regulation 14A, as promulgated under the Exchange Act (or any successors thereto); provided that, without limitation, a Change in Control shall be deemed to have occurred if:

(i) any Person is or becomes the Beneficial Owner directly or indirectly, of 50% or more of a class of equity securities of the Company, or of securities which in the aggregate provide such Beneficial Owner with 50% or more of the votes entitled to be cast with respect to the election of members of the Board of Directors;

(ii) during any period of two consecutive years, the individuals who at the beginning of such period constituted the Board of Directors cease for any reason to constitute a majority thereof;

(iii) any Person acquires, directly or indirectly, more than 25% of the outstanding shares of voting securities of the Company, coupled with or followed by the election of directors of the Company of persons who were not directors at the time of such acquisition, if such directors comprise a majority of the Board;

(iv) as a result of a tender offer, merger, consolidation, sale of assets, contested election or any combination of those or similar transactions, the directors of the Company immediately before such transaction(s) shall cease to constitute a majority of the Board or of any successor to the Company;

(v) the acquisition, directly or indirectly, by another person or entity, in a single transaction or series of related transactions of all or substantially all (greater than 50%) of the Company’s assets; or

(vi) the Company’s shareholders approve a plan of liquidation of the Company.

(d)          Date of Termination shall be the effective date of the Notice of Termination.

(e)          Disability shall mean absence from the Executive’s duties with the Company on a full-time basis for 60 days, as a result of incapacity due to physical or mental illness, unless within 30 days after Notice of Termination is given following such absence the Executive shall have returned to the full-time performance of duties as President and CEO of the Company.

(f)          Exchange Act means the Securities Exchange Act of 1934, as amended.

(g)          Good Reason shall mean termination subsequent to a Change in Control of the Company within one hundred and twenty (120) days after the occurrence of any of the following events:

(i) a significant and material adverse change in the nature or scope of Executive’s duties and responsibilities or other working conditions with Company including job classification change from that of an Executive;

(ii)         the assignment to the Executive of any duties inconsistent with the positions, responsibilities and status of the Executive with the Company immediately prior to the Change in Control, or a change in the Executive’s reporting responsibilities, titles or offices, as in effect immediately prior to the Change in Control;

(iii)           any removal of the Executive from, or any failure to re-elect the Executive to, any of such positions, except in connection with termination of employment for Cause, Disability, Retirement or as a result of the Executive’s death or termination by the Executive, other than for Good Reason;

(iv)          a reduction by the Company in the Executive’s base salary as in effect immediately prior to the Change in Control;

(v)          reassignment of the Executive to offices more than 25 miles from the location of the Company’s principal executive offices immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations prior to the Change in Control;

(vi)          failure by the Company to continue in effect any benefit or compensation plan, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, health and accident plan, or disability plan in which the Executive is participating immediately prior to the Change in Control (or a plan providing the Executive substantially similar benefits), the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce his benefits under any such plan, deprive the Executive of any material fringe benefit enjoyed immediately prior to the Change in Control, including, but not limited to any failure by the Company to provide the Executive with the number of vacation days to which the Executive is entitled in accordance with the Company’s normal vacation policy in effect immediately prior to the Change in Control; provided, that if the Company or a successor seeks to provide the Executive with substantially similar benefits under a different plan, the Company must solicit and obtain the Executive’s written consent to the substitution of such plan, which consent shall not be unreasonably withheld;

(vii)          a failure by the Company to make timely payment to the Executive of any amounts to which he is entitled hereunder or to otherwise provide Executive with any of the benefits to which he is entitled hereunder on the terms provided herein or any other breach of the covenants contained herein, any of which is not remedied within 10 calendar days after receipt by the Company of written notice from the Executive of Executive’s objection to such change, failure, reduction or breach, as the case may be; or

(viii)          any purported termination of the Executive’s employment by the Company which is not affected pursuant to a Notice of Termination.

In the event the Executive believes that any of the events set forth in subparagraphs (i), (ii), (iv), (v), (vii) or (viii) have occurred, the Executive shall promptly give written notice to the Company of his belief that such event has occurred.

(h)          Market Value shall mean the closing price for a security reported by the principal stock exchange on which such security is traded, or if the security is not listed for trading on a stock exchange, the closing price reported by the National Market System (“NMS”), or if the security is not listed for trading on a stock exchange or included in the NMS, the mean of the closing bid and asked prices reported by NASDAQ, or if the security is not listed for trading on a stock exchange, included in the NMS or included in the NASDAQ system, the average of the bid and asked prices reported by market makers for the security to the National Quotation Bureau, all at the close of business on the applicable date.

(i)          Notice of Termination shall mean a written notice whereby the Company or a successor advises the Executive that his employment with the Company is or shall be terminated, which document shall indicate the specific termination provision in this Agreement relied upon by the Company or the successor and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under those provisions.

(j)          Person shall mean any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, trust, association, syndicate, business entity, governmental body or any combination thereof.

(k)          Target Bonus shall mean an amount up to 150% of Base Salary of Executive’s base salary for the relevant year, except as otherwise provided under the terms of an applicable bonus plan in place at such time.

2.          Acceptance and Term of Employment. The Company agrees to employ Executive, and Executive agrees to serve the Company, on the terms and conditions set forth herein. The “Term of Employment” shall mean the period commencing on the Effective Date and, unless terminated sooner as provided in Section 8 hereof, continuing for a period of two years from the Effective Date. This Agreement shall automatically renew for two (2) successive terms of one (1) year each, unless either party provides written notice within sixty (60) days prior to the expiration of the then current term that the Agreement will not be renewed; provided, however, that nonrenewal of this Agreement shall in no event be treated as a termination of employment with the Company unless Executive’s employment with the Company is actually terminated in connection with such nonrenewal. Notwithstanding any nonrenewal or other expiration of this Agreement, the provisions of Sections 9, 10, 11, 12, 13, 15, 16, 24 and 25 shall continue to apply to the same extent as if the Agreement were in full force and effect.

3.          Position, Duties, and Responsibilities; Place of Performance.

(a)          During the Term of Employment, Executive shall be employed and serve as President and CEO of the Company and shall have such duties and responsibilities as are commensurate with such title. The Executive shall report to the Chief Executive Officer of the Company and shall carry out and perform all orders, directions and policies given to Executive by the Chief Executive Officer of the Company consistent with his position and title.

(b)          Executive shall devote his best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment that interferes with Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

4.          Compensation. During the Term of Employment, Executive shall be entitled to the following compensation:

(a)          Base Salary. Executive shall be paid an annualized Base Salary, payable in United States dollars and less applicable taxes and deductions and in accordance with the regular payroll practices of the Company, of USD$359,000 with increases, if any, as may be approved in writing by the Compensation Committee.

(b)          Annual Short Term Incentive Bonus. Executive shall be eligible to participate in the short-term incentive cash-based program offered by the Company, in an amount as determined by the Company. The annual short-term cash-based incentive shall be based on the Company’s evaluation of the condition of the Company’s business, the results of operations, Executive’s individual performance for the relevant period, the satisfaction by the Executive or the Company of goals that may be established by the Company, as the Company may decide in its sole discretion. Each annual short-term cash-based incentive award shall be up to 150% of Base Salary governed by the applicable plan document in effect at that time.

(c)          Annual Long Term Incentive Equity Bonus Grants. Executive shall be entitled to participate in equity-based compensation program offered by the Company in accordance with the terms of any equity-based plans that may be adopted by the Company. The annual long-term equity-based incentive award shall be based on the Company’s evaluation of the condition of the Company’s business, the results of operations, Executive’s individual performance for the relevant period, the satisfaction by the Executive or the Company of goals that may be established by the Company, as the Company may decide in its sole discretion. Each annual long-term equity-based incentive award shall be governed by the applicable plan document in effect at that time.

5.          Employee Benefits.

(a)          General. During the Term of Employment, Executive shall be entitled to participate in health insurance, retirement plans, directors’ and officers’ insurance coverage and other benefits provided to other senior executives of the Company, as in effect from time to time.

(b)          Vacation and Time Off. During each calendar year of the Term of Employment, Executive shall be eligible for 20 days of paid vacation, as well as sick pay and other paid and unpaid time off in accordance with the policies and practices of the Company, as in effect from time to time.

6.          Reimbursement of Business Expenses. Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse Executive for all such reasonable business expenses, subject to documentation in accordance with written Company policy, as in effect from time to time.

7.          Termination.

(a)          Termination for any reason (including but not limited to Retirement). Except for termination for cause and except as otherwise provided for in the remaining sections of this Paragraph 7, in the event of the termination of the Executive’s employment the Executive shall be entitled to receive, and the Company shall pay the Executive (i) the base salary owing to the Executive hereunder through the date of termination, (ii) accrued vacation, and (iii) any business expenses which were properly reimbursable to the Executive through the date of termination. Such amounts shall be paid to the Executive in a lump-sum not later than seventy-five (75) days after the date of termination. The Company shall also provide a cash payment, equal to 18 months of COBRA health insurance coverage to the Executive for the Executive and his spouse from the date of termination, payable to the Executive in a lump-sum not later than seventy-five (75) days after the date of termination. In the event that the Executive becomes eligible for health insurance from another source, the obligation of the Company hereunder shall cease.

(b)          Termination without Cause. In the event of the termination of the Executive’s employment by the Company without Cause (except following a Change in Control), then the Executive shall be entitled to receive, and the Company shall pay the Executive, in addition to the amounts described in 7(a) above:

(i)          severance equal to 1.5x the Executive’s current annual Base Salary, plus an amount equal to the current year Target Bonus as of the date of termination; and

(ii)          accelerated vesting of any unvested equity-based awards as proscribed for and in accordance with the relevant terms of the applicable equity-based compensation programs and award agreements.

Executive’s right to receive payment of such amounts shall be conditioned upon the Executive’s execution of a separation agreement and general release in a form acceptable to the Company. Such payments shall be paid to the Executive in a lump-sum not later than seventy-five (75) days after the date of termination, and if the Executive has not executed a binding release by such date, the Executive shall forfeit all rights to such payments; provided however, that if such seventy-five day period begins in a first taxable year and ends in a second taxable year, such payments shall be made in the second taxable year.

(c)          Termination without Cause, or by the Executive for Good Reason, in connection with a Change in Control. If any Change in Control shall occur, the Executive shall be entitled to the following benefits, upon the subsequent termination of the Executive’s employment within one year following the Change in Control, unless such termination is because of the Executive’s death or Retirement, by the Company for Cause or Disability, or by the Executive other than for Good Reason, then the Executive shall be entitled to receive, and the Company shall pay the Executive, in addition to the amounts described in 7(a) above:

(i)          any bonus for a past or the current fiscal year which has been awarded or otherwise earned but not yet paid under any Bonus Plan(s). The Executive shall be considered to have earned the right to participate in bonus Plans of the Company for any fiscal year for which service of more than six months has been provided, and the bonus ultimately owed for any such period shall be adjusted proportionately to reflect the service of the Executive for the applicable portion of the year;

(ii)         severance pay in an amount equal to 2x the Executive’s current year annual Base Salary, plus an amount equal to the current year target bonus;

(iii) accelerated vesting of any unvested equity-based awards as proscribed for and in accordance with the relevant terms of the applicable equity-based compensation programs and award agreements.

(iv)        all reasonable legal fees and expenses incurred by the Executive as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement), such fees and expenses being payable on or before the expiration of ten days from the presentation of applicable invoices by the Executive to the Company or any successor;

(v)         cash payment equal to the cost of coverage under all life insurance, medical, health, accident, and disability programs or arrangements in which the Executive was entitled to participate immediately prior to the Change in Control for a period of two years from the termination, payable to the Executive in a lump-sum not later than seventy-five (75) days after the date of termination.

(vi)        (A) If it is determined that the payment or benefit provided to or for the benefit of the Executive under this Paragraph 7(c) (a “Payment”), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (“Code”) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, shall be referred to as the “Excise Tax”), the Payment shall be reduced if and to the extent that a reduction in the Payment would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state, and local income taxes and the Excise Tax), than he would have retained had he been entitled to receive all of the Payment (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). The Company shall reduce the Payment by first reducing or eliminating payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the furthest in time from the date the “Determination” (as hereinafter defined) is delivered to the Company and the Executive.

(B)           The determination as to whether the Payment shall be reduced to the Limited Payment Amount and the amount of such Limited Payment Amount (the “Determination”) shall be made at the Company’s expense by a firm selected by the Company and reasonably acceptable to the Executive (the “Tax Firm”). The agreed upon Tax Firm shall provide the Determination in writing, together with detailed supporting calculations and documentation, to the Company and the Executive on or prior to the effective date of termination of the Executive’s employment if applicable, or at such other time as requested by the Company or by the Executive. Within ten (10) days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the “Dispute”) in writing setting forth the precise basis of the dispute. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive.

(C)           Any Excise Tax with respect to the Executive’s Payment shall be the sole obligation of the Executive, subject to any tax withholding obligation imposed on the Company with respect thereto.

(d)          Notwithstanding the foregoing, if the Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended) and if Section 409A is applicable to any amounts payable hereunder, all such amounts that would have been paid to the Executive under this Paragraph 7 during the 6-month period following the termination of his employment shall instead be paid in a lump sum on the first day of the 7th month after the month of such termination of employment.

(e)          The amounts payable to the Executive under this Paragraph 2 shall be in addition to and not in lieu of any benefit payable to the Executive pursuant to the Company’s Executive Officer Retirement Plan.

(f)          In the event that the Executive dies while employed as President and CEO and this Agreement has not been terminated, the benefits under Paragraph 7(c) will inure to the benefit of the Executive’s designated beneficiary or his estate.

Executive’s right to receive payment of such amounts shall be conditioned upon the Executive’s execution of a separation agreement and general release in a form acceptable to the Company. Such payments shall be paid to the Executive in a lump-sum not later than seventy-five (75) days after the date of termination, and if the Executive has not executed a binding release by such date, the Executive shall forfeit all rights to such payments; provided however, that if such seventy-five day period begins in a first taxable year and ends in a second taxable year, such payments shall be made in the second taxable year.

8.          Procedures for Certain Terminations by Company. The employment of the Executive may be terminated by the Company only after a Notice of Termination has been given in accordance with this agreement. The date on which the Notice of Termination is effective shall be as follows:

(a)          Disability: Termination because of Disability shall be effective 30 days after Notice of Termination is given, provided the Executive shall not have returned to the performance of his duties on a full-time basis during such 30 day period;

(b)           Cause: Termination for Cause shall occur only after an opportunity has been provided for the Executive, and counsel of his choice, to be heard before the Board. Termination for Cause shall be effective on the date specified in the Notice of Termination, which shall be no earlier than the conclusion of such hearing; and

(c)          Other Termination: If the Executive is terminated for any other reason, the termination shall be effective on the date the Notice of Termination is given, but if the Executive notifies the Company, within five business days after such Notice of Termination is given, that a dispute exists concerning the reasons or basis of the termination, the notice shall be effective on the date on which the dispute is finally resolved, either by mutual agreement of the parties, by a binding and final arbitration award, or by final judgment, order or decree of a court of competent jurisdiction entered upon such arbitration award (the time and appeal therefrom having expired with no appeal having been perfected).

9.          Non-compete Covenant. In consideration of the Company’s obligations to Executive delineated herein, during the two (2) years following the Date of Termination of the Executive by the Company or a successor, the Executive will not directly compete with U.S. Energy in acquiring any oil and gas properties that the Company is actively engaged in an evaluation, signed a NDA, actively negotiating\ or began a due diligence process at the time of the Executive’s termination, or any properties located within a 5-mile radius of any such properties. Notwithstanding anything set forth in this paragraph, the Executive shall not be in any way restricted in seeking employment with another oil and gas company.

10.         Covenant Not to Solicit. In consideration of the company’s obligations delineated herein, the Executive shall not, during his employment by the Company and the two (2) year period following the termination of the Executive’s employment with the Company (the “Restriction Period”), directly or indirectly solicit, entice, persuade, induce or cause any employee, officer, manager, director, consultant, agent or independent contractor of the Company to terminate his, her or its employment, consultancy or other engagement by the Company to become employed by or engaged by any individual, entity, corporation, partnership, association, or other organization (collectively, “Person”) other than the Company, or approach any such employee, officer, manager, director, consultant, agent or independent contractor for any of the foregoing purposes, or authorize or assist in the taking of any of such actions by any Person.

The Executive shall not, during the Restriction Period, directly or indirectly, solicit, entice, persuade, induce or cause (i) any Person who is a customer of the Company at any time during the Restriction Period; or (ii) any lessee, vendor or supplier to, or any other Person who had or has a business relationship with, the Company at any time during the Restriction Period (the Persons referred to in items (i) and (ii) above, collectively, the “Prohibited Persons”) to enter into a business relationship with any other Person for the same or similar services, activities or goods that any such Prohibited Person purchased from, was engaged in or provided to, the Company or to reduce or terminate such Prohibited Person’s business relationship with the Company; and the Executive shall not, directly or indirectly, approach any such Prohibited Person for any such purpose, or authorize or assist in the taking of any of such actions by any Person.

For purposes of this Paragraph 10, the terms “employee,” “consultant,” “agent,” and “independent contractor” shall include any Persons with such status at any time during the one (1) month preceding any solicitation in question.

11.         Restrictions on Certain Actions Following Employment Termination. The Executive agrees that during any period while he is subject to the non-compete covenants under Paragraph 9, he will not perform or do any other act which is prejudicial or injurious to the business or goodwill of the Company. In furtherance of the foregoing, but not in limitation thereof, the Each Party agrees that during such period he will refrain from making public comments concerning the Company or the Executive which are adverse to or critical of Either Party.

12.         Reasonableness of Scope; Non-Compete Agreement. The Company and Executive agree that the duration and geographic scope for the non-compete covenants contained in Paragraph 9 have been selected by mutual agreement of the Company and the Executive. It is further agreed by both parties that the duration and geographic scope of such covenant is reasonable, and does not significantly impede competition in the industry in which the Company intends to engage, nor does the scope of the non-compete agreement significantly restrict the Executive’s ability to support himself and employ his skills as an entrepreneur and manager.

The Executive agrees that in the event it is necessary for the Company to seek judicial enforcement of the non-compete agreement of Paragraph 9, he will not resist enforcement of the non-compete provisions on the basis that they are over-broad or violate public policy by virtue of their duration or geographic scope. Furthermore, the Company and the Executive agree that in the event the non-compete agreement contained in Paragraph 9 is found by a court to be unenforceable for any reason, the provisions thereon shall be modified by the court, to the minimum extent possible, so as to ensure the protection to the Company or its successor sought to be obtained through the non-compete agreement, while avoiding any unacceptable impairment of competition, freedom of employment of the Executive, or other overly broad, believed by such court to make the non-compete provisions unenforceable as originally written.

13.         Certain Additional Considerations. The Executive agrees that it is a legitimate interest of the Company and reasonable and necessary for the protection of the goodwill and business of the Company, which are valuable to the Company, that the Executive make the covenants contained in Paragraphs 9 and 10 of this Agreement.

The Company shall indemnify and hold Executive harmless to the maximum extent permitted by law and by the bylaws of the Company, and shall purchase indemnity insurance, including directors’ and officers’ liability insurance, if available, to protect the Executive from and against any and all claims, damages, judgments, settlements, reasonable attorney’s fees, and other expenses reasonably incurred by the Executive in connection with any proceeding arising out of or in connection with the Executive’s employment by the Company.

The parties acknowledge that (i) the type and periods of restriction imposed in the provisions of Paragraphs 9, 10, and 11 of this Agreement are fair and reasonable and are reasonably required to protect and maintain the proprietary and other legitimate business interests of the Company, as well as the goodwill associated with the Business conducted by the Company, (ii) the Business conducted by the Company extends throughout the Restricted Territory, and (iii) the time, scope, geographic area and other provisions of Paragraphs 9, 10, and 11 of this Agreement have been specifically negotiated by sophisticated commercial parties represented by experienced legal counsel.

In the event that any covenant contained in this Agreement, including, without limitation, any covenant contained in Paragraphs 9, 10, and 11 of this Agreement shall be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (i) such covenant shall be interpreted to extend over the maximum period of time for which it may be legal, valid and enforceable, as applicable, and/or over the maximum geographical area as to which it may be legal, valid and enforceable, as applicable, and/or to the maximum extent in all other respects as to which it may be legal, valid and enforceable, as applicable, all as determined by such court making such determination, and (ii) in its reduced form, such covenant shall then be legal, valid and enforceable, as applicable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. It is the intention of the parties that such covenants shall be enforceable to the maximum extent permitted by applicable law.

14.         Representations and Warranties of Executive. Executive represents and warrants to the Company that:

(a) Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound;

(b) Executive has not violated, and in connection with Executive’s employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which Executive is or may be bound; and

(c) in connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment with any prior employer.

15.         Nondisclosure and Nonuse of Confidential Information.

(a) Executive will not disclose or use at any time, either during the Term of Employment or thereafter, any Confidential Information (as defined below) of which Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by Executive’s performance in good faith of duties assigned to Executive by the Company. Executive will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Executive shall deliver to the Company at the termination of the Term of Employment, or at any time the Company may request, all memoranda, notes, plans, records, reports, disks, computer tapes and software and other documents and data (and copies thereof, regardless of the form thereof, including electronic copies) relating to the Confidential Information or the Work Product (as defined below) of the business of the Company or any of the Company’s Affiliates, which Executive may then possess or have under his control.

(b) As used in this Agreement, the term “Confidential Information” means confidential, proprietary, trade secret, proprietary, scientific, technical, business or financial information that is not generally known to the public and that is used, developed or obtained by the Company or any Affiliate, in connection with their respective businesses, including, but not limited to, information, observations and data obtained or learned by Executive while employed by the Company or any of its Affiliates (including those obtained or learned prior to the date of this Agreement) concerning (i) the business or affairs of the Company or any Affiliate, (ii) products or services, (iii) geologic data, (iv) seismic data, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) databases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers, clients, suppliers and subcontractors and customer, client, supplier and subcontractor lists, (xiii) other copyrightable works, (xiv) all drilling methods, processes, technology and trade secrets, (xv) business strategies, acquisition plans and target properties, financial or other performance data and personnel lists and data, and (xvi) all similar and related information in whatever form.

All such Confidential Information is extremely valuable and is intended to be kept secret to the Company and its clients and customers, is the sole and exclusive property of the Company or its clients and customers, and is subject to the restrictive covenants set forth herein.

Notwithstanding anything to the contrary contained herein, Executive shall not be required to maintain as confidential any information or material which:

(i) is now, or hereafter becomes, through no act or failure to act on the part of Executive which would constitute a breach of this Section 14, generally known or available to the public;

(ii) is furnished to Executive by a third party who, to the knowledge of Executive, is not under obligations of confidentiality to the Company or any of its Affiliates, without restriction on disclosure;

(iii) is disclosed with the written approval of the Company;

(iv) is required to be disclosed by law, court order, or similar compulsion; provided, however, that such disclosure shall be limited to the extent so required or compelled; and provided further, that Executive shall give the Company notice of such disclosure and cooperate (without cost to Executive) with the Company in seeking suitable protection; or

(v) is disclosed pursuant to or in connection with any legal proceeding involving Executive and/or the Company or any Affiliate thereof.

16.         Inventions, Discoveries and Patents. Executive agrees that all inventions, discoveries, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relate to the Company’s or any of its Affiliates’ business or research and development and any existing or future products or services and which are or were discovered, conceived, developed or made by Executive (whether or not during usual business hours or on the premises of the Company and whether or not alone or in conjunction with any other person) while employed by the Company or any Affiliate (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Product”), belong in all instances to the Company or such Affiliate. Executive will promptly disclose such Work Product to the Board and assign to and otherwise perform (without cost to Executive) all actions reasonably requested by the Board (whether during or after the employment period) to establish and confirm the Company’s or Affiliate’s exclusive ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, oaths, powers of attorney and other instruments) and to provide reasonable assistance to the Company or any of its Affiliates in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

17.         Taxes.

(a)          Withholding. The Company may withhold and deduct from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social security taxes, as shall be required by applicable law. Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments that may be made, and the benefits to be provided, to Executive pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

(b)          Section 409A - General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder.

(c)          Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, no payment that is due upon Executive’s termination of employment shall be made unless and until Executive has incurred a “separation from service,” as defined under Treas. Reg. Section 1.409A-l(h).

(d)          Six-Month Delay in Certain Circumstances. Notwithstanding any other provision of this Agreement, if Executive is a Specified Employee (as defined below) at the time of termination of employment, then, to the extent that payments and benefits under this Agreement constitute “deferred compensation” under Section 409A of the Code and are not eligible for any exemption thereunder (“Non-Exempt Deferred Compensation”), and payment of cash or provision of his benefits is pursuant to a termination of employment, then:

(i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and

(ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Treas. Reg. Section 1.409A-l(i).

(e)          Treatment of Installment Payments. Each payment of termination benefits under Section 7 of this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(f)          Timing of Reimbursements and In-kind Benefits. If Executive is entitled to be paid or reimbursed for any taxable expenses under Section 6, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred, and the right of Executive to reimbursement of such expenses shall not be subject to exchange or liquidation for any other benefit or payment.

(g)          Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Executive of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

18.         Set Off; Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its Affiliates, provided that such amounts owed have been acknowledged by Executive in writing. To the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule.

19.         Successors and Assigns; No Third-Party Beneficiaries.

(a)          The Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive and his counsel, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if he terminates his employment for Good Reason. For purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement “Company” shall mean the Company as hereinabove defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in the Paragraph or which otherwise becomes bound by all the terms and provisions of the Agreement by operation of law.

(b)          Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c)          No Third-Party Beneficiaries. Except as otherwise set forth in Section 19(a) or Section 19(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company (and its Affiliates) and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

20.         Waiver and Amendments. Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

21.         Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, four (4) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission or email, on the business day of such delivery if sent by 5:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s facsimile machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Paragraph 11), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

If to the Company, to:

U.S. Energy Corp.

Attn: Legal Department

877 North 8th West

Riverton, WY 82501

(307) 856-9271

If to the Executive, to:

David Veltri

Address:

22.         Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect hereto have been made by either party which are not expressly set forth in the Agreement.

23.         Severability. The unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect.

24.         Arbitration. Any dispute or controversy arising with respect to or in connection with this Agreement (including, without limitation, any controversies concerning the formation thereof) shall be settled by final and binding arbitration in a location mutually agreed upon by the parties in accordance with the Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrator(s) shall have the power to award equitable as well as legal relief against a defaulting party.

25.         Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws that would result in the application of the laws of another jurisdiction.

27.         Specific Performance. It is agreed that in the event of a breach of the provisions of this Agreement, the non-defaulting party may not be satisfactorily compensated through payment of damages, and in the event of any breach or anticipated breach thereof, the non-defaulting party will be entitled, without proof of damages, to an award specifically prohibiting the breach thereof or providing such other equitable relief as may be deemed appropriate. Such equitable relief shall be in addition to any legal remedies to which the non-defaulting may be entitled.

28.         Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

29.         Counterparts. This Agreement may be executed in two (2) or more counterparts (including by facsimile or electronic signature, which shall constitute a legal and valid signature), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by all of the parties.

IN WITNESS WHEREOF the parties hereto have executed this Agreement, to be effective as of the day and year first above written.

U.S.ENERGY CORP.		EXECUTIVE

By:	/s/ Jerry W. Danni	/s/ David Veltri, May 2, 2016
Jerry W. Danni		David Veltri

Title:	Chairman, Compensation Committee
May 9, 2016